Exhibit 10.2

RELIANT ENERGY, INC.

2002 LONG TERM INCENTIVE PLAN

LONG TERM INCENTIVE AWARD

AWARD AGREEMENT

Pursuant to this award agreement (“Agreement”), as of November 1, 2007. Reliant Energy, Inc. (the “Company”) hereby grants to Rick J. Dobson (the “Participant”), 9,700 Restricted Stock Units and rights (the “Nonqualified Stock Options” or “Options”) to purchase from the Company 24,000 shares of Common Stock of the Company at $26.955 per share. The number of units and shares is subject to adjustment as provided in Section 15 of the Reliant Energy, Inc. 2002 Long-Term Incentive Plan (the “Plan”), subject to the terms, conditions and restrictions described in the Plan and in this Agreement.

1.                                      Relationship to the Plan; Definitions.

(a)                                  This grant of Restricted Stock Units and Options is subject to all of the terms, conditions and provisions of the Plan and administrative interpretations thereunder, if any, which have been adopted by the Committee and are in effect on this date. If any provision of this Agreement conflicts with the express terms of the Plan, the terms of the Plan control and, if necessary, the applicable provisions of this Agreement are deemed amended so as to carry out the purpose and intent of the Plan. References to the Participant also include the heirs or other legal representatives of the Participant or the Participant’s estate.

(b)                                 Except as defined herein, capitalized terms have the same meanings as under the Plan.

Disability means a physical or mental impairment of sufficient severity such that the Participant is receiving benefits under the Company’s long-term disability plan.

Employment means employment with the Company or any of its subsidiaries.

Options mean Nonqualified Stock Options.

Option Period means the period beginning on the date of this Agreement and ending on the date the Options expire pursuant to Section 4.

Option Shares means shares of Common Stock which the Participant may have the right to purchase under this Agreement.

Restricted Stock Unit means a Stock Award with restrictions and subject to a vesting condition as described in this Agreement.

Retirement means termination of Employment on or after attainment of age 55 with at least five years of service with the Company.

2.                                       Account. The Awards granted pursuant to this Agreement will be implemented by a credit to a bookkeeping account maintained by the Company evidencing the accrual in favor of the Participant of the unfunded and unsecured right to receive the Restricted Stock Units and the Options granted. Except as provided in Section 9, the Awards credited to the bookkeeping account may not be sold, assigned, transferred, pledged or otherwise encumbered until the Participant has been registered as the holder of shares of Common Stock representing the Restricted Stock Units or exercised Options.

3.                                       Vesting.  Unless earlier forfeited as described below, the Awards will vest as follows:

(i)                                     The Options will vest and become exercisable in three cumulative annual installments as follows:

8,000 Option Shares exercisable on November 1, 2008;

an additional 8,000 Option Shares exercisable on November 1, 2009;

and the remaining 8,000 Option Shares exercisable on November 1, 2010.

The Participant must be continuously employed by the Company through the date of exercisability of each installment for the Options to become exercisable with respect to additional shares of Common Stock on such date.

(ii)                                  The Restricted Stock Units will vest on November 1, 2010.

The Participant must be continuously employed by the Company through the date of vesting for the Restricted Stock Units to vest.

4.                                       Expiration of Option Period. The Option Period will expire on October 31, 2017 except as follows:

(i)                                     Upon termination of Employment of the Participant due to death or Disability, (a) the unvested portion of the Options will expire immediately and (b) the vested Options, if any, will expire upon the earlier of (I) one year following the date of termination of Employment or (II) the expiration of the Option Period.

(ii)                                  Upon termination of Employment of the Participant because of Retirement, (a) the unvested portion of the Options will expire immediately and (b) the vested Options, if any, will expire upon the earlier of (I) three years following the date of termination of Employment or (II) the expiration of the Option Period.

(iii)                               Upon termination of Employment of the Participant by the Company or any of its subsidiaries for any reason or due to voluntary resignation by the Participant, (a) the unvested portion of the Options will expire immediately and (b) the vested Options, if any, will expire upon the earlier of (I) one year following the date of termination of Employment or (II) the expiration of the Option Period.

(iv)                              Notwithstanding anything herein to the contrary, in the event the Participant dies following termination of Employment but prior to the expiration of the Option Period pursuant to this Section 4, the portion of the Option exercisable upon the Participant’s death will expire one year following the date of the Participant’s death or, if earlier, upon the expiration of the Option Period.

5.                                       Payment of Restricted Stock Units. Upon the vesting of the Participant’s right to receive Restricted Stock Units, a number of shares of Common Stock equal to the number of vested Restricted Stock Units will be registered in the Participant’s name and issued or distributed to him as soon as practicable after the vesting date, but in no event later than March 15th of the year immediately following the year during which the vesting date occurs. The Company will have the right to withhold applicable taxes from any such payment or from other compensation payable to the Participant at the time of such vesting and delivery pursuant to Section 12 of the Plan.

6.                                       Exercise of Options. Subject to the limitations set forth herein and in the Plan, the Options may be exercised pursuant to the procedures established by the Committee. Unless otherwise permitted by the Committee, upon exercise the Participant must provide to the Company or its designated representative, cash, check or money order payable to the Company equal to the full amount of the purchase price for any shares of Common Stock being acquired or, at the election of the Participant, Common Stock held by the Participant for at least six months equal in value to the full amount of the purchase price (or any combination of cash, check, money order or such Common Stock). For purposes of determining the amount, if any, of the purchase price satisfied by payment in Common Stock, the Common Stock will be valued at its Fair Market Value on the date of exercise. Any Common Stock delivered in satisfaction of all or a portion of the purchase price must be appropriately endorsed for transfer and assignment to the Company. The Company will have the right to withhold applicable taxes from compensation otherwise payable to the Participant at the time of exercise pursuant to Section 12 of the Plan.

7.                                       Cash Payment Upon a Change of Control. Notwithstanding anything herein to the contrary, upon or immediately prior to the occurrence of any Change of Control of the Company prior to one or more of the vesting dates provided for under this Agreement, (i) the Participant’s right to receive Restricted Stock Units will vest and will be settled by a cash payment to the Participant equal to the product of (A) the Fair Market Value per share of Common Stock on the date immediately preceding the date on which the Change of Control occurs and (B) the total number of Restricted Stock Units granted, and (ii) the Participant’s right to receive the Options (unless previously expired pursuant to Section 4) shall be settled by a cash payment to the Participant equal to the product of (A) the difference between (1) the Fair Market Value per share of Common Stock on the date immediately preceding the date on which the Change in Control occurs and (2) the exercise price of the Options and (B) the total number of unexercised Option Shares, regardless of whether such Option Shares have become exercisable under Section 3, with such payments under clauses (i) and (ii) above in no event made later than March 15th of the year immediately following the year during which the date immediately prior to the date of the Change of Control occurs. Such cash payment will satisfy the rights of the Participant and the obligations of the Company under this Agreement in full.

8.                                       Notices. For purposes of this Agreement, notices and all other communications must be in writing and will be deemed to have been given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed to the Company at 1000 Main St., Houston, TX 77002, and to the Participant at the address on record for the Participant in the Company’s human resources department or to such other address as either party may furnish to the other in writing in accordance with this Section 8.

9.                                       Successors and Assigns. This Agreement is binding upon and inures to the benefit of the Participant, the Company and their respective permitted successors and assigns. Notwithstanding anything herein to the contrary, the Restricted Stock Units and/or Options are transferable by the Participant to Immediate Family Members, Immediate Family Member Trusts and Immediate Family Member Partnerships pursuant to Section 14 of the Plan.

10.                                 No Employment Guaranteed. Nothing in this Agreement gives the Participant any rights to (or imposes any obligations for) continued Employment by the

Company or any Subsidiary thereof or successor thereto, nor does it give those entities any rights (or impose any obligations) with respect to continued performance of duties by the Participant.

11.                                 Shareholder Rights. The Participant shall have no rights of a shareholder with respect to the Restricted Stock Units or the Options unless and until the Participant is registered as the holder of shares of Common Stock representing the Restricted Stock Units and/or the Option Shares on the records of the Company.

12.                                 Section 409A of the Code. It is intended that this Agreement and any Awards under this Agreement satisfy the short-term deferral exclusion from Section 409A of the Code.

RELIANT ENERGY, INC.

By:	/s/ Karen D. Taylor
Karen D. Taylor
Senior Vice President-Human Resources